Exhibit 10.1

September 13, 2010

Directors, Officers and Employees of
PetroQuest Energy, Inc.
Holding Options to Purchase Common Stock

Ladies & Gentlemen:

PetroQuest Energy, Inc. (the “Company”) has initiated a program to increase the number of shares of Company common stock available for future issuances under the PetroQuest Energy, Inc. 1998 Incentive Plan, as amended and restated effective May 14, 2008 (the “Plan”), particularly in light of the fact that many of our directors, officers and employees are holding stock options issued under the Plan with exercise prices that exceed today’s stock price and further considering the limited number of shares of Company common stock that are currently available for grant under the Plan pursuant to applicable rules, regulations, and statutes.

As a director, officer or employee of the Company, you may participate in the program at your sole discretion.

The program has the following terms and conditions:

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You can elect to surrender for cancellation any amount of currently held stock options, but you are required to surrender the entire amount of any individual award that you have received. All stock options that are not surrendered remain exercisable in accordance with the terms of the original stock option award.

•	You will receive no consideration for the surrender of your stock options.

•	The decision to surrender stock options must be made in writing by signing this letter and returning it to your supervisor or Desireé D. Early.

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You will continue to be eligible to receive future stock option or other equity-based awards under the Plan, but the Company cannot agree to make any future stock option or other equity-based awards to you. Future stock options awarded to you under the Plan, if any, will have an exercise price per share equal to the closing sales price on the business day immediately preceding the date of grant of a share of Company common stock as reported on the New York Stock Exchange or other principal securities exchange on which the Company common stock is then listed or admitted to trading.

There can, of course, be no assurances that future stock options or other equity-based awards under the Plan will be awarded to you, or with respect to the per share price of the Company’s common stock on any date subsequent to the date on which you elect to participate in the program.

In making your decision we ask that you consider the Company’s publicly available SEC reports, including the “Risk Factors” included therein, for a discussion of the Company’s financial condition and certain other “forward looking” information. A copy of the Annual Report on Form 10-K for the year ended December 31, 2009, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 are on file with the SEC, and you should review each of these documents carefully before you elect to surrender for cancellation any currently held stock options.

We have identified each of your existing stock option awards that are currently out of the money on the Optionee Statement attached to this letter. If you would like to participate in this program and surrender for cancellation these currently held stock options, please sign this letter and return a copy to your supervisor or Desireé D. Early.

Sincerely,

Charles T. Goodson
Chairman, Chief Executive Officer & President

Accepted and Agreed to
by the Optionholder:

(signature)

Print Name:
Date: September    , 2010

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